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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 24, 2014

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 281-0356

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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SEC 873 (01/12)

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 24, 2014, we entered into a new amended and restated employment agreement with our Executive Chairman of the Board, Robert S. Ehrlich (the “Ehrlich Employment Agreement”). As further described below, the amended and restated agreement involves an extension in term until the end of December 2017 and a diminution in salary to take account of the fact that Mr. Ehrlich is no longer serving as our Chief Executive Officer. The term of the Ehrlich Employment Agreement is effective January 1, 2015 and expires on December 31, 2017. The Ehrlich Employment Agreement provides that Mr. Ehrlich will serve as our Executive Chairman of the Board.

The Ehrlich Employment Agreement provides for a monthly base salary of NIS 98,822 (approximately $25,236 at the rate of exchange in effect on December 24, 2014), as adjusted for Israeli inflation (but with no retroactive inflation adjustment for 2015 in respect of inflation during 2014). Additionally, the board may at its discretion raise Mr. Ehrlich’s base salary.

The Ehrlich Employment Agreement also provides for an annual bonus divided into three tranches. The first tranche of the bonus is in an amount equaling between 20% and 50% of one-third of Mr. Ehrlich’s gross annual Base Salary, and is awarded based on the achievement of acquisition and finance objectives during the previous fiscal year, such objectives to be set by the Compensation Committee after consultation with management. The second and third tranches are based on the results we actually attain in a given year, and are paid on a sliding scale, in an amount equal to a minimum of 20% of two-thirds of Mr. Ehrlich’s annual base salary then in effect if the results we actually attain for the year in question are 100% of the amount we budgeted at the beginning of the year, up to a maximum of 50% of two-thirds of his annual base salary then in effect if the results we actually attain for the year in question are 110% or more of the amount we budgeted at the beginning of the year. Budget targets in the past have included combinations of revenues, EBITDA, backlog, and/or other factors. Mr. Ehrlich’s previous employment agreement had a similar bonus provision (but with a lower (20%) threshold bonus). For 2013 and 2014, the Compensation Committee choose financial targets for determining eligibility for the above-referenced cash incentive bonus that are determined in part on the achievement of set budgetary forecast targets for adjusted EBITDA, a non-GAAP measurement, and in part on the achievement of other targets – in the case of 2013, targets for revenues and adjusted EBITDA, and in the case of 2014, targets for adjusted EBITDA. Bonus targets will be chosen for 2015 based upon future budgetary forecasts.

The Ehrlich Employment Agreement also contains various benefits customary in Israel for senior executives, tax and financial planning expenses, and contains confidentiality and non-competition covenants.

We can terminate Mr. Ehrlich’s employment agreement in the event of death or disability or for “Cause” (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct). Mr. Ehrlich has the right to terminate his employment upon a change in our control or for “Good Reason,” which is defined to include adverse changes in employment status or compensation, our insolvency, material breaches and certain other events.

Upon termination of employment, the Ehrlich Employment Agreement provides for payment of all accrued and unpaid compensation and benefits (including under most circumstances Israeli statutory severance), and (unless we have terminated the agreement for Cause or Mr. Ehrlich has terminated the agreement without Good Reason) bonuses (to the extent earned) due for the year in which employment is terminated. Furthermore, in respect of any termination by us other than termination for Cause, all outstanding options and all restricted shares will be fully vested. Restricted shares that have vested prior to the date of termination are not forfeited under any circumstances, including termination for Cause.

The Ehrlich Employment Agreement further notes that Mr. Ehrlich’s severance payment of $1,625,400 under his prior agreement, which has been fully earned, has been paid to him (or that bank standing instructions have been issued with respect to such payment).

The foregoing description of the Ehrlich Employment Agreement is qualified in its entirety by the terms of the Ehrlich Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

As described above, the following Exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Seventh Amended and Restated Employment Agreement, dated December 24, 2014 and effective as of January 1, 2015, between us, Epsilor-EFL and Robert S. Ehrlich

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION
(Registrant)
/s/ Steven Esses
Name:	Steven Esses
Title:	President and CEO
Dated:           December 24, 2014